    As filed with the Securities and Exchange Commission on December 21, 2001
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                               Endwave Corporation
             (Exact name of Registrant as specified in its charter)

                Delaware                                       3663                                   95-4333817
     (State or other jurisdiction of               (Primary standard industrial                    (I.R.S. employer
     incorporation or organization)                 classification code number)                  identification no.)

                             ---------------------

                               990 Almanor Avenue
                               Sunnyvale, CA 94085
                                 (408) 522-3100
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ---------------------

                              Edward A. Keible, Jr.
                             Chief Executive Officer
                               Endwave Corporation
                               990 Almanor Avenue
                               Sunnyvale, CA 94085
                                 (408) 522-3100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:
                                KENNETH GUERNSEY
                                  JODIE BOURDET

                               Cooley Godward LLP
                         One Maritime Plaza, 20th Floor
                         San Francisco, California 94111
                                 (415) 693-2000

                             ---------------------

        Approximate date of commencement of proposed sale to the public:
   as soon as practicable after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                              ---------------------

                         Calculation of Registration Fee

----------------------------------------------------------------------------------------------------------------------------------
  Title of each class of                                  Proposed maximum          Proposed maximum
     securities to be                                 offering price per unit      aggregate offering      Amount of registration
        registered          Amount to be registered             (1)                    price (1)                    fee
----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value
     $0.001 per share            916,423 shares                $1.07                  $980,572.61                 $235.00
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based on the average of the high and low sales prices of our common stock on the Nasdaq National Market on December 19, 2001.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001

PROSPECTUS

                               ENDWAVE CORPORATION

                                 916,423 Shares

                                  Common Stock

The selling stockholder identified in this prospectus may sell up to 916,423 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares in the section entitled "Plan of Distribution" on page 17.

Our common stock is traded on the Nasdaq National Market under the symbol "ENWV." On December 19, 2001, the closing sale price of our common stock, as reported on the Nasdaq National Market, was $1.06 per share.



Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3.



The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is            , 200_

                               PROSPECTUS SUMMARY

     The following is a summary of our business. You should carefully read the section entitled "Risk Factors" in this prospectus, our annual report on Form 10-K for the year ended December 31, 2000 ("Annual Report") and our quarterly report on Form 10-Q for the quarter ended September 30, 2001 ("Quarterly Report") for more information on our business and the risks involved in investing in our stock.

     In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors" beginning on page __ of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report and Quarterly Reports contain a discussion of some of the factors that could contribute to those differences.

     We were originally incorporated in California in 1991 and reincorporated in Delaware in 1995. In March 2000, we merged with TRW Milliwave Inc. ("TRW Milliwave"), a RF subsystem supplier that was a wholly-owned subsidiary of TRW Inc. ("TRW"). In connection with the merger, we changed our name from Endgate Corporation to Endwave Corporation. As a result of the merger, we became one of our industry's largest commercial suppliers of RF subsystems with a substantially increased customer base and design and manufacturing capacity. On October 20, 2000, we successfully completed the initial public offering of our common stock.

     On April 24, 2001, we closed an asset acquisition (the "Asset Acquisition") in which we paid (i) $2,400,000 in cash and issued 916,423 shares of our Common Stock to M/A-Com Tech, Inc. in exchange for certain assets of M/A-Com Tech, Inc. and (ii) $1,600,000 in cash to Tyco Electronics Logistics, AG in exchange for certain intellectual property assets of Tyco Electronics Logistics, AG. In connection with the Asset Acquisition, we agreed to file a registration statement on Form S-3 with the SEC to allow the resale by M/A-Com of the Common Stock issued. This prospectus is a part of the registration statement on Form S-3 we agreed to file.

     We design and manufacture RF subsystems that enable the transmission, reception and processing of high-speed data signals in broadband wireless access systems. Our products are used in point-to-point access, point-to-multipoint access and high capacity cellular backhaul applications. Our target customers are wireless systems integrators that provide the broadband wireless equipment used by communications service providers to offer data and voice services. Equipment manufacturers that use our products presently include Allgon Microwave, Anritsu, DMC Stratex, Lockheed Martin, Nokia, P-Com, and Rockwell International.

     We design our products to best meet our customers' performance, flexibility and economic requirements by using our proprietary technologies and RF design expertise. We offer a broad range of products at multiple levels of integration that are optimized for a customer's specific product and performance needs. Our products include RF modules, integrated transceivers, and outdoor units. Our proprietary circuit and manufacturing technologies enable us to design and manufacture RF subsystems that minimize the use of expensive gallium arsenide and manual labor. We use third-party semiconductor fabrication facilities for the manufacturing of the gallium arsenide devices we design. Our ability to design our own gallium arsenide devices allows us the flexibility to use technologies best suited for specific applications and eliminates dependence on standard, commercially available gallium arsenide devices. We believe our proprietary technologies and processes give us a significant competitive advantage in manufacturing our products in high volume with a path to low per unit cost.

     We are currently investigating plans for divestiture of our antenna product division, and expect to effectively cease all operations relating to this division by the end of calendar year 2001.

     References in the prospectus to "Endwave Corporation," "we," "our," "us" and the "Company" refer to Endwave Corporation, a Delaware corporation. Our principal executive offices are located at 990 Almanor Avenue, Sunnyvale, California 94085. Our telephone number is (408) 522-3100. Information contained on our Web site does not constitute part of this prospectus.

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. In addition to the other information provided in this report, prospective investors should carefully consider the following risk factors:

WE EXPECT TO CONTINUE INCURRING OPERATING LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

     We have not achieved profitability to date and may not achieve or sustain profitability in the future. Our failure to achieve profitability within the time frame that investors expect may cause the market price of our common stock to decline in the future. We had net losses of $149.6 million for the nine months ended September 30, 2001. On a pro forma basis giving effect to our merger with TRW Milliwave in March 2000, we had net losses of $59.6 million in the fiscal year ended December 31, 2000, and $40.1 million in 1999.

     As a result of the merger, we may be limited in our ability to utilize any of our net operating loss carryforwards generated prior to the merger to offset any future taxable income we may have.

     Our cost of product revenues has exceeded our product revenues due in part to the historically low volumes of products we have sold and our investments in increasing manufacturing capacity. We may be unable to increase our revenues or attain or maintain positive gross margins on product revenues.

     The development of our technologies and products has required significant expenditures to hire and retain our research and development staff. In addition, many of our major customers typically require high levels of product customization that generally requires the commitment of significant research and development resources. We intend to continue to invest significantly in all areas, including research and development, to execute our business strategy. As a result of these and other factors, we expect to continue to incur significant quarterly losses for at least the next several quarters. If our revenues fail to grow at anticipated rates or if our expenses increase faster than we anticipate, our losses may increase and we may not become profitable.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS AND FUTURE PROSPECTS.

     We have only limited financial data that you can use to evaluate our future prospects in the broadband wireless access market. Furthermore, because our merger with Milliwave occurred in March 2000, we have a limited operating history as a combined company. Originally founded in 1992, from 1994 through 1999, we focused primarily on providing RF modules, transceivers and antennas to wireless systems integrators and equipment manufacturers. Our outdoor units are designed for the point-to-multipoint market, which did not emerge until recently. These outdoor units have been purchased primarily for site demonstrations and initial commercial deployments. We shipped our first outdoor units for a system trial in August 1998. We received the first commercial order for these products in December 1999.

WE DEPEND UPON A SMALL NUMBER OF CUSTOMERS, AND THE LOSS OF ANY OF THEM, OR THEIR FAILURE TO SELL THEIR SYSTEMS, WOULD LIMIT OUR ABILITY TO GENERATE REVENUES.

     We depend, and expect to remain dependent, on a small number of wireless systems integrators for sales of our products. If our customers reduce orders for our products, we could lose revenues and suffer damage to our reputation in the industry. As of September 30, 2001, Nokia, and Hughes Network Systems accounted for 63% and 10% of our net sales for the nine months then ended. On a pro forma basis giving effect to our merger with TRW Milliwave, these customers accounted for 32% and 21% of our revenues in the year ended December 31, 2000 and 38% and 4% of our total revenues in the year ended December 31, 1999. During fiscal 2000, we had production and supply contracts with TRW under which we delivered products to Nokia and Nortel Networks and its affiliates (which we refer to as "Nortel Networks") in satisfaction of TRW's direct contractual obligations with them. In November 2000, we entered into a direct production agreement with Nokia for the manufacture of RF subsystems.

We cannot predict whether any significant customer in prior periods will continue to be a significant customer in the remainder of 2001 or future periods.

     Our customers may not have or use the financial, marketing, technological and other resources necessary to ensure that their solutions will succeed in a marketplace characterized by rapid technological changes and intense competition. For example, communications service providers may insist that wireless systems integrators provide extensive financing for the deployment of large broadband wireless access networks, and our customers may be unwilling or unable to provide the necessary financial resources. If the wireless systems integrators that we supply are not successful in selling their broadband wireless access systems for any reason, our operating results would be harmed.

BECAUSE OUR COST OF PRODUCT REVENUES HISTORICALLY HAS EXCEEDED OUR PRODUCT REVENUES, AND BECAUSE WE EXPECT COMPETITIVE CONDITIONS WILL FORCE US TO REDUCE PRICES IN THE FUTURE, WE MUST ACHIEVE COST REDUCTIONS IN ORDER TO BECOME PROFITABLE.

     As a combined company, on a pro forma basis, our annual cost of product revenues has exceeded our revenues and, accordingly, we have reported negative gross margins. If we are not able to reduce our per unit cost of product revenues to a sufficient degree, we will not become profitable. We expect market conditions, particularly declining prices for competing broadband access solutions, will force us to reduce our prices in the future. In order to reduce these costs, we must migrate our products to technologies that enable low cost, automated manufacturing techniques so that we can increase manufacturing volume and yield. The volume of our orders may not be sufficiently large to make use of these technologies and, as a result, we may not be able to achieve these cost reductions.

     We have limited experience in manufacturing our circuits using our proprietary "flip-chip" technology and have not produced products in the volume and at the prices requested by our customers to date. We may be unable to produce products using this technology in significant volume in the future. We believe our "flip-chip" technology is critical to our future success. Our inability to successfully use our "flip-chip" technology for high volume manufacturing will significantly diminish our ability to lower our per unit manufacturing costs and, as a result, will delay or may even prevent our achieving profitability.

OUR OPERATING RESULTS HAVE HISTORICALLY FLUCTUATED SIGNIFICANTLY AND ARE LIKELY TO CONTINUE TO DO SO IN FUTURE PERIODS. THESE RESULTS MAY FAIL TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO FALL.

     Our quarterly and annual operating results are difficult to predict and are likely to continue to fluctuate significantly from period to period. Our operating results may fluctuate for reasons, including:

     o variations in the timing and size of, or cancellations or reductions of, customer orders and shipments;

     o variations in the availability, cost and quality of components from our suppliers, particularly from our single source suppliers and suppliers of scarce components;

     o competitive factors, including pricing, availability and demand for competing products;

     o    constraints on our manufacturing capacity;

     o variability of the product development and sales cycle with our customers;

     o variations in our manufacturing yields and other factors affecting our manufacturing costs;

     o    changes in our sales prices;

     o    changes in the mix of products with different gross margins;

     o failure to meet milestones under any significant development contracts;

     o    obsolescence of our component inventories;

     o hiring and loss of personnel, particularly in manufacturing, research and development and sales and marketing; and

     o    product defect claims and associated warranty expenses.

WE HAVE A LENGTHY PRODUCT DEVELOPMENT AND SALES CYCLE. AS A RESULT, WE MUST INVEST SUBSTANTIAL FINANCIAL AND TECHNICAL RESOURCES IN A POTENTIAL SALE BEFORE WE KNOW WHETHER THE SALE WILL OCCUR. IF THE SALE DOES NOT OCCUR, WE MAY NOT HAVE THE OPPORTUNITY TO SELL PRODUCTS TO THAT CUSTOMER UNTIL ANOTHER GENERATION OF ITS SYSTEM IS DEVELOPED.

     Our products are highly technical and accordingly our sales efforts involve a collaborative and iterative process with our customers to determine their specific requirements and design an appropriate solution. Depending on the product, the typical product development and sales cycle can take anywhere from three to twelve months, and we incur significant expenses as part of this process without any assurance of resulting revenues. During the product development phase, our engineers typically work with the customer to define the product and design a prototype product for the customer to evaluate. We generate revenues only if our product is selected for incorporation into a customer's system. If our product is not selected, we generally will not have an opportunity to sell our product to that customer until that customer develops a new generation of its system. In the past, we have had difficulty meeting some of our major customers' stated volume and cost requirements. The length of our product development and sales cycle makes us particularly vulnerable to the loss of a significant customer or a significant reduction in orders by a customer because we may be unable to quickly replace the lost or reduced sales.

WE MAY NOT BE ABLE TO DESIGN OUR PRODUCTS AS QUICKLY AS OUR CUSTOMERS REQUIRE, WHICH COULD CAUSE US TO LOSE SALES AND MAY HARM OUR REPUTATION.

     Existing and potential customers typically demand that we design products for them under difficult time constraints. If we are unable to commit the necessary resources to complete a project for a potential customer within the requested timeframe, we may lose a potential sale. Our ability to design products within the time constraints demanded by a customer will depend on the number of product design professionals who are available to focus on that customer's project and the availability of professionals with the requisite level of expertise is limited.

     Each of our products is designed for a specific range of frequencies. Because different national governments license different portions of the frequency spectrum for the broadband wireless access market, and because communications service providers that use broadband wireless access systems license specific frequencies as they become available, we must adapt our products rapidly to use different frequencies in order to remain competitive. This design process can be difficult and time consuming, could increase our costs and could cause delays in the delivery of products to our customers, which may harm our reputation and affect the timing of our revenue.

WE MAY NOT BE ABLE TO MANUFACTURE AND DELIVER OUR PRODUCTS AS QUICKLY AS OUR CUSTOMERS REQUIRE, WHICH COULD CAUSE US TO LOSE SALES OR INCUR PENALTIES AND WOULD HARM OUR REPUTATION.

     We may not be able to manufacture products and deliver them to our customers at the times and in the volumes they require. If we fail to manufacture and deliver products in a timely fashion, our reputation may be harmed, we may lose potential future sales and we may be forced to pay penalties to our customers. Manufacturing delays and interruptions can occur for reasons including:

     o    lack of sufficient capacity;

     o the failure of a supplier to deliver needed components on a timely basis, or with acceptable quality;

     o    labor disputes;

     o    manufacturing personnel shortages;

     o    equipment failures;

     o    natural disasters;

     o    infrastructure failures; and

     o    political instability.

The manufacturing of our products is complex. The yield, or percentage of products manufactured that conform to required specifications, can decrease for many reasons, including materials containing impurities, equipment not functioning in accordance with requirements or human error. If our yield is lower than we expect, we may not be able to deliver products on time. As part of our growth strategy, we partially outsource the assembly of some of our subassemblies and plan to continue to outsource some portions of our product manufacturing to third-party vendors. If these vendors do not provide us with high quality products and services in a timely manner, or if one or more of these vendors terminates its relationship with us, we may be unable to obtain satisfactory replacements to fulfill customer orders on a timely basis. In this event, our reputation may be harmed and we may lose potential future sales.

OUR RELIANCE ON TRW AND OTHER THIRD-PARTY SEMICONDUCTOR PROVIDERS TO MANUFACTURE OUR GALLIUM ARSENIDE DEVICES MAY CAUSE A SIGNIFICANT DELAY IN OUR ABILITY TO FILL ORDERS AND LIMIT OUR ABILITY TO ASSURE PRODUCT QUALITY AND CONTROL COSTS.

     We do not own or operate a semiconductor fabrication facility. We currently rely on the semiconductor fabrication facilities of TRW and other third parties to manufacture substantially all of the gallium arsenide devices incorporated in our products. The loss of our relationship with any of these third parties or our use of their semiconductor fabrication facilities, particularly TRW's facility, and any resulting delay or reduction in the supply of gallium arsenide devices to us, will impact our ability to fulfill customer orders and could damage our relationships with our customers. In connection with our merger with TRW Milliwave, we entered into a supply agreement with TRW for these devices and expect to obtain a substantial portion of our gallium arsenide devices from TRW in the foreseeable future. The agreement expires in March 2003. We may not be able to negotiate an extension to this agreement on favorable terms, if at all. We also may not be successful in forming alternative supply arrangements that provide us with a sufficient supply of gallium arsenide devices. Because there are limited numbers of third-party semiconductor fabrication facilities that use the particular process technologies we select for our products and have sufficient capacity to meet our needs, using alternative or additional third-party semiconductor fabrication facilities would require an extensive qualification process that could prevent or delay product shipments.

     Our reliance on these third-party suppliers involves several additional risks, including reduced control over manufacturing costs, delivery times, reliability and quality of the products incorporating these devices. The fabrication of semiconductor devices is a complex and precise process. There are many factors that can cause a substantial percentage of wafers to be rejected or numerous devices on a wafer to be nonfunctional including:

     o    minute impurities;

     o    difficulties or inconsistencies in the fabrication process;

     o    defects in the masks used to print circuits on a semiconductor wafer;
          and

     o    wafer breakage.

     We expect that our customers will continue to establish demanding specifications for quality, performance and reliability that must be met by our products. Our third-party semiconductor fabrication facilities may not be able to achieve and maintain acceptable production yields in the future. In the past, we have experienced delays in product shipments from our third-party semiconductor fabrication facilities, which in turn delayed product shipments to our customers. To the extent these suppliers suffer failures or defects, or delay deliveries to us, we could experience lost revenues, increased costs and delays in, cancellations or rescheduling of orders or shipments, any of which would harm our business.

     During the third quarter of fiscal year 2001, we provided a $3.2 million warranty charge to cover repairing transceivers that have been identified to have a potentially faulty electronic component supplied by one our vendors. While we believe the cause of the component's out of specification performance has been identified and corrected, we cannot guarantee that there will not be future specification performance problems with components supplied by vendors or that we will not take further warranty charges in future periods.

BECAUSE OF THE SCARCITY OF SOME COMPONENTS AND OUR DEPENDENCE ON SINGLE SUPPLIERS FOR SOME OTHER COMPONENTS, WE MAY BE UNABLE TO OBTAIN AN ADEQUATE SUPPLY OF COMPONENTS, OR WE MAY BE REQUIRED TO PAY HIGHER PRICES OR TO PURCHASE COMPONENTS OF LESSER QUALITY.

     We currently purchase a number of components, some from single source suppliers for which alternative sources are not readily available, including:

     o    electronic filters;

     o    semiconductor devices,

     o    thin film circuits and circuit boards; and

     o    frequency references and housings.

     Any delay or interruption in the supply of these or other components could impair our ability to manufacture and deliver our products, harm our reputation and cause a reduction in our revenues. In addition, any increase in the cost of the components that we use in our products could make our products less competitive and lower our margins. Our single source suppliers could enter into exclusive agreements with or be acquired by one of our competitors, increase their prices, refuse to sell their products to us, discontinue products or go out of business. Even to the extent alternative suppliers are available to us, identifying them and entering into arrangements with them is difficult and time consuming, and they may not meet our quality standards. We may not be able to obtain sufficient quantities of required components on the same or substantially the same terms. Additionally, consolidations among our suppliers could result in other sole source suppliers for us in the future.

BECAUSE WE DO NOT HAVE LONG TERM COMMITMENTS FROM MANY OF OUR CUSTOMERS, WE MUST ESTIMATE CUSTOMER DEMAND, AND ERRORS IN OUR ESTIMATES WOULD HAVE NEGATIVE EFFECTS ON OUR INVENTORY LEVELS AND REVENUES.

     The rapid and severe downturn for the United States economy and the telecommunications industry, beginning in late 2000, has affected growth in demand for our customers' products. In addition to the deteriorating domestic economic environment, the worldwide telecommunications market is experiencing reduced demand. This decreased demand has led to fluctuating order forecasts from some of our customers, particularly those in the point-to-multipoint market. There can be no certainty as to the degree of the severity or duration of this economic downturn or the demand in the telecommunications industry. We also cannot predict the extent and timing, if any, of the impact of the economic downturn in the United States and the worldwide downturn for the telecommunications industry on economies in Canada, Europe and other countries and geographic regions.

     Our sales are generally made on the basis of formal agreements and purchase orders, which may also be later modified or canceled by the customer, rather than long term purchase commitments. We have historically been required to place firm orders for products and manufacturing equipment with our suppliers up to six months prior to the anticipated delivery date and, on occasion, prior to receiving an order for the product, based on our forecasts of customer demands. Our sales process requires us to make multiple demand forecast assumptions, each of which may introduce error into our estimates, causing excess inventory to accrue or a lack of manufacturing capacity when needed. If we overestimate customer demand, we may allocate resources to manufacturing products that we may not be able to sell when we expect or at all. As a result, we would have excess inventory, which would harm our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would lose revenue opportunities, lose market share and damage our customer relationships. On occasion, we have been unable to adequately respond to unexpected increases in customer purchase orders and were unable to benefit from this increased demand.

BECAUSE WE EXPANDED OUR MANUFACTURING CAPACITY IN ADVANCE OF DEMAND, OUR MANUFACTURING FACILITIES ARE, AND IN THE FUTURE MAY CONTINUE TO BE, UNDERUTILIZED, WHICH MAY HARM OUR OPERATING RESULTS.

     As part of our strategy, we expanded our manufacturing capacity beyond the level required for our current sales. As a result, our manufacturing facilities are and in the future may continue to be underutilized from time to time as we expand in anticipation of growth in demand. We have expanded our manufacturing capacity based on industry projections for future growth, but it is uncertain whether our strategy will prove to be accurate. Even if the broadband wireless industry experiences significant growth, we could still be unsuccessful in selling our products and growing along with the industry. If demand for our products does not increase significantly, underutilization of our manufacturing facilities will likely occur and could harm our profitability and other operating results. Conversely, if we do not expand our manufacturing capacity rapidly enough to meet demand for our products, we will lose opportunities for additional sales. Any failure to develop sufficient manufacturing capacity to meet demand would harm our market share and operating results.

OUR PRODUCTS MAY CONTAIN COMPONENT, MANUFACTURING OR DESIGN DEFECTS OR MAY NOT MEET OUR CUSTOMERS' PERFORMANCE CRITERIA, WHICH COULD HARM OUR CUSTOMER RELATIONSHIPS, INDUSTRY REPUTATION, REVENUES AND PROFITABILITY.

     We have experienced manufacturing quality problems with our products in the past and may have similar problems in the future. As a result of these problems, we have replaced components in some products in accordance with our product warranties. Our product warranties typically last one to three years. As a result of component, manufacturing or design defects, we may be required to repair or replace a substantial number of products under our product warranties. Further, our customers may discover latent defects in our products that were not apparent when the warranty period expired. These defects may cause repair or replacement expenses, the loss of customers or damage to our reputation.

ANY FAILURE TO APPROPRIATELY PROTECT OUR INTELLECTUAL PROPERTY COULD REDUCE OR ELIMINATE ANY COMPETITIVE ADVANTAGE WE HAVE.

     Our success will depend, in part, on our ability to protect our intellectual property. We rely primarily on a combination of patent, copyright, trademark and trade secret laws to protect our proprietary technologies and processes. Nevertheless, these measures may not be adequate to safeguard the proprietary technology underlying our products. The failure of any patents to provide protection to our technology might make it easier for our competitors to offer similar products and use similar manufacturing techniques.

     We generally enter into confidentiality and assignment of rights to inventions agreements with our employees, and confidentiality and non-disclosure agreements with our strategic partners, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization, develop similar technology independently or design around our patents. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited outside of the United States, Europe and Japan. We may not be able to obtain any meaningful intellectual property protection in other countries and territories. Additionally, we may, for a variety of reasons, decide not to file for patent, copyright, or trademark protection outside of the United States. We occasionally agree to incorporate a customer's or supplier's intellectual property into our designs, in which cases we have obligations with respect to the non-use and non-disclosure of that intellectual property. In particular, under our agreement with Hughes Network Systems, they retain all rights for the production and sale of the specific products developed and produced for them for a period of time following the development phase of the agreement.

     Steps taken by us to prevent misappropriation or infringement of the intellectual property of our company or our customers may not be successful. Moreover, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. Litigation of this type could result in substantial costs and diversion of our resources.

AS PART OF THE STRATEGY FOR THE GROWTH AND EXPANSION OF OUR BUSINESS, WE MAY MAKE ADDITIONAL ACQUISITIONS THAT COULD DISRUPT OUR BUSINESS AND SEVERELY HARM OUR FINANCIAL CONDITION.

     As part of our business strategy, we may invest in or acquire other businesses, technologies or assets, or enter into strategic relationships with third parties. For future acquisitions, we may issue additional stock, incur debt, assume liabilities, incur amortization expenses related to goodwill and other intangible assets or incur large and immediate write-offs. With the exception of the integration of operations experienced following our merger with TRW Milliwave and our acquisition of assets from M/A-Com Tech, Inc. and Tyco Electronics Logistics, AG, we have no experience in integrating acquired businesses with our existing business. Our operation of any acquired businesses would involve numerous risks, including:

     o    problems combining any purchased operations with our own operations;

     o    unanticipated costs;

     o    diversion of management's attention from our core business;

     o    adverse effects on existing business relationships with customers;

     o risks associated with entering markets in which we have no or limited prior experience; and

     o the potential loss of key employees, particularly those of the purchased organization.

WE DEPEND ON OUR KEY PERSONNEL. SKILLED PERSONNEL IN OUR INDUSTRY ARE IN SHORT SUPPLY. IF WE ARE UNABLE TO RETAIN OUR CURRENT PERSONNEL AND HIRE ADDITIONAL QUALIFIED PERSONNEL, OUR ABILITY TO DEVELOP AND SUCCESSFULLY MARKET OUR PRODUCTS WOULD BE HARMED.

     We believe that our future success will depend upon our ability to attract, integrate and retain highly skilled managerial, sales and marketing, research and development and manufacturing personnel. Skilled personnel in our industry are in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, particularly in northern California where there is a high concentration of technology companies. To attract and retain qualified personnel, we may be required to grant large option or other stock-based incentive awards, which may be highly dilutive to other stockholders. We may also be required to pay significant base salaries and cash bonuses to attract and retain skilled personnel, which could harm our operating results. In addition, prospective employees, given the current volatility of the stock prices of technology focused companies, could perceive the stock option component of our compensation package overly risky and require more significant salary or cash bonus incentives for that reason.

     We are particularly dependent on the continued employment of our senior management team and other key personnel. If one or more members of our senior management team or other key personnel were unable or unwilling to continue in their present positions, these persons would be very difficult to replace, and our business could be seriously harmed. We do not maintain "key person" life insurance policies.

OUR ABILITY TO INCREASE OUR SALES IN INTERNATIONAL MARKETS MAY BE LIMITED BY RISKS RELATED TO INTERNATIONAL TRADE AND MARKETING.

     For the nine months ended September 30, 2001, and on a pro forma basis giving effect to our merger with TRW Milliwave, for the year ended December 31, 2000, 68.6% and 21.6%, respectively, of our revenues were derived from sales invoiced and shipped to customers outside the United States. A substantial portion of our products were sold during fiscal 2000 to TRW on behalf of Nokia and Nortel Networks, which are companies located outside the United States. We also began to sell products to Nokia under direct purchase orders in fall 2000 and entered into a direct production agreement with Nokia in November 2000. In addition, some of our United States based customers may sell products, which incorporate our products, into international markets. Adverse international economic conditions or developments could in the future negatively affect our revenues and sales by our customers into these regions, which would impact our revenues. In addition to the uncertainty as to our ability to maintain and expand our international presence, there are certain risks inherent in foreign operations, including:

     o difficulties in complying with foreign laws and regulations and obtaining foreign governmental approvals and permits;

     o delays in or prohibitions on exporting products resulting from export restrictions for our products and technologies;

     o    fluctuations in foreign currencies and the United States dollar;

     o    political and economic instability;

     o    adverse tax consequences; and

     o    seasonal reductions in business activity.

     In addition, foreign laws treat the protection of proprietary rights and intellectual property differently from laws in the United States and may not protect our proprietary rights and intellectual property to the same extent as United States laws.

COMPLIANCE WITH CURRENT OR FUTURE ENVIRONMENTAL LAWS AND REGULATIONS COULD IMPOSE SIGNIFICANT BURDENS ON US, WHICH COULD HAVE AN ADVERSE IMPACT ON OUR OPERATING RESULTS AND FINANCIAL CONDITION.

     We use a small number of hazardous substances to produce our products. If we fail to comply with present or future governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes, we may have our manufacturing operations suspended and we may be assessed fines. We may also be required to alter our manufacturing processes or even cease operations in locations where we cannot become compliant with applicable government regulation, which would result in significant costs. Governmental regulations could also require that we incur expensive remediation costs or other expenses to comply with environmental regulations. We could also face future liabilities in civil actions for violations of environmental laws and regulations. Liability for cleanup under the Comprehensive Environmental Response, Compensation and Liability Act is joint and several. Consequently, if other parties that share responsibility with us for contamination at any site are unable to pay for their share of any damages or remediation, we may be held liable to pay for some or all of their share.

THE BROADBAND WIRELESS ACCESS INDUSTRY IS NEW AND ITS FUTURE IS UNCERTAIN. IF SIGNIFICANT DEMAND FOR THIS TECHNOLOGY DOES NOT DEVELOP, WE WILL NOT BE ABLE TO GENERATE SIGNIFICANT REVENUES.

     Broadband wireless access technology is new and unproven in the marketplace. This technology may prove unsuitable for widespread commercial deployment, in which case it is unlikely we could generate enough revenues to obtain and sustain profitability. Many factors will influence the success or failure of broadband wireless access technology, including:

     o its capacity to handle growing demands for faster transmission of increasing amounts of video, voice and data;

     o its cost effectiveness and performance compared to other forms of broadband access, the prices and performance of which continue to improve;

     o    its reliability and security;

     o    whether the products can be manufactured in sufficient volume;

     o    its suitability for a sufficient number of geographic regions;

     o the availability of sufficient frequencies for wireless communications service providers to deploy products at commercially reasonable rates;

     o the availability of sufficient site locations for wireless communications service providers to install products at commercially reasonable rates;

     o safety and environmental concerns regarding broadband wireless transmissions; and

     o permission by domestic and international regulatory authorities to allow construction of new wireless systems.

MANY COMPETING TECHNOLOGIES SERVE OUR TARGET MARKET, AND IF THE BROADBAND WIRELESS ACCESS TECHNOLOGIES UPON WHICH OUR PRODUCTS ARE BASED DO NOT SUCCEED AS A SOLUTION FOR BROADBAND ACCESS, WE WILL NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

     Providers of broadband wireless access solutions compete with providers of other high speed solutions, including digital subscriber lines, cable, fiber and other high speed wire, satellite and wireless technologies. Many of these alternative technologies use existing installed infrastructure and have achieved significantly greater market acceptance and penetration than broadband wireless access technologies. Moreover, current broadband wireless access technology has inherent technical limitations that may inhibit its widespread adoption in many areas, including the need for line-of-sight installation and reduced communication distance in bad weather. In addition, the need for communications service providers to obtain the rights to install broadband wireless access equipment on rooftops and in other locations may inhibit its widespread adoption. We expect broadband access technologies to face increasing competitive pressures from both current and future alternative technologies. In light of these factors, many communications service providers may be reluctant to invest heavily in broadband wireless access solutions and, accordingly, the market for these solutions may fail to develop or may develop more slowly than we expect. Either outcome would limit our sales opportunities and make it difficult or impossible for us to achieve profitability.

THE BROADBAND WIRELESS ACCESS INFRASTRUCTURE EQUIPMENT INDUSTRY IS INTENSELY COMPETITIVE, AND OUR FAILURE TO COMPETE EFFECTIVELY COULD REDUCE OUR REVENUES AND MARGINS.

     Competition in the market for RF subsystems for broadband wireless access systems is intense. In the markets for RF modules, transceivers and outdoor units, we primarily compete with:

     o    Celeritek;

     o    Filtronics;

     o    Infineon Technologies;

     o    MTI Technology;

     o    Raytheon;

     o    REMEC;

     o    Signal Technologies;

     o    Telaxis Communications;

     o    Thales (formerly Thomson-CSF); and

     o    WJ Communications.

     We believe that the principal competitive factors in our industry are:

     o    technical leadership;

     o    the ability to migrate to low cost solutions;

     o    manufacturing capability and capacity;

     o    time-to-market in the design and manufacturing of products;

     o    price;

     o    product breadth;

     o    access to semiconductor materials and components; and

     o    customer support services.

     In addition to those companies listed above, with whom we may compete with directly, there are wireless systems integrators, for example, Ericsson, that design and manufacture their own RF subsystems for internal use. To the extent wireless systems integrators presently, or may in the future, produce their own RF subsystems, we lost the opportunity to gain a customer and the related sales opportunities.

     Many of our current and potential competitors are substantially larger than us and have greater financial, technical, manufacturing and marketing resources. If we are unable to compete successfully, our future operations and financial results would be harmed.

WE MUST ADAPT TO THE RAPID TECHNOLOGICAL CHANGES INHERENT IN THE BROADBAND WIRELESS ACCESS INDUSTRY IN ORDER TO SUCCEED.

     In order to succeed, we must improve current products and develop and introduce new products that are competitive in terms of price, performance and quality and that adequately address the changing requirements of wireless systems integrators, their customers and subscribers and emerging industry standards. To accomplish this, we make substantial investments in the research and development of new products for and improvements to existing products. If these investments do not result in competitive products that generate large volume orders, we may be unable to generate sufficient revenues to achieve profitability. Our research and development expenses were $10.3 million for the nine months ended September 30, 2001. On a pro forma basis giving effect to our merger with TRW Milliwave, our research and development expenses were $12.6 million in 2000 and $10.9 million in 1999. We intend to continue to incur substantial research and development and product development expenses. It is possible that these investments will not generate product revenues sufficient to offset the original investment expense.

GOVERNMENT REGULATION OF THE COMMUNICATIONS INDUSTRY COULD LIMIT THE GROWTH OF THE MARKETS THAT WE SERVE OR COULD REQUIRE COSTLY ALTERATIONS OF OUR CURRENT OR FUTURE PRODUCTS.

     The markets that we serve are highly regulated. Communications service providers must obtain regulatory approvals to operate broadband wireless access networks within specified licensed bands of the frequency spectrum. The FCC and foreign regulatory agencies have adopted regulations that impose stringent RF emissions standards on the communications industry. Changes to these regulations may require that we alter the performance of our products.

     The enactment by governments of new laws or regulations or a change in the interpretation of existing regulations could adversely affect the market for our products. Although there is a present trend toward deregulation and current regulatory developments are favorable to the promotion of new and expanded wireless services, this could change at any time, and future regulatory changes could have a negative impact on us. Further, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for broadband wireless access products, generally following extensive investigation and deliberation over competing technologies. In the past, the delays inherent in this governmental approval process have caused, and in the future may cause, the cancellation, postponement or rescheduling of the installation of communications systems by our customers. These delays could affect our ability to allocate our research and development resources effectively, cause our existing and potential customers to delay orders and otherwise harm our ability to generate revenues.

OUR INDUSTRY IS CHARACTERIZED BY VIGOROUS PROTECTION AND PURSUIT OF INTELLECTUAL PROPERTY RIGHTS. THIS COULD CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION, WHICH COULD SUBJECT US TO LIABILITY, PREVENT US FROM SELLING OUR PRODUCTS OR FORCE US TO REDESIGN OUR PRODUCTS.

     The wireless access industry is characterized by vigorous protection and pursuit of intellectual property rights. We have received and may receive in the future notices of claims of infringement of other parties' proprietary rights. For example, in the past we had inquiries that claim that some of our antenna technologies infringe upon a European patent. In addition, the invalidity of our patents may be asserted or prosecuted against us. Furthermore, in a patent or trade secret action, we could be required to withdraw the product or products as to which the infringement was claimed from the market or redesign products offered for sale or under development. We have also at times agreed to indemnification obligations in favor of our customers and strategic partners that could be triggered upon an allegation or finding of our infringement of other parties' proprietary rights. These indemnification obligations would be triggered for reasons including our sale or supply to a customer or strategic partner of a product which was later discovered to infringe upon another party's proprietary rights. Irrespective of the validity or successful assertion of intellectual property claims, we would likely incur significant costs and diversion of our resources with respect to the defense of any claims. To address any potential claims or actions asserted against us, we may seek to obtain a license under a third-party's intellectual property rights. However, in such an instance, a license may not be available on commercially reasonable terms, if at all.

THE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO FLUCTUATE.

     The price of our common stock has fluctuated widely since our initial public offering in October of 2000. The market price of our common stock can fluctuate significantly for many reasons, including:

     o    our financial performance or the performance of our competitors;

     o technological innovations or other trends or changes in the broadband wireless access industry;

     o successes or failures at significant product evaluations or site demonstrations;

     o    the introduction of new products by us or our competitors;

     o    the arrival or departure of key personnel;

     o acquisitions, strategic alliances or joint ventures involving us or our competitors;

     o changes in estimates of our performance or recommendations by securities analysts;

     o decisions by major participants in the communications industry not to purchase products from us or to pursue alternative technologies;

     o decisions by investors to de-emphasize investment categories, groups or strategies that include our company or industry; and

     o market conditions in the industry, the financial markets and the economy as a whole.

     In addition, the stock market has recently experienced extreme price and volume fluctuations, particularly after the September 11, 2001 terrorist attacks, including significant volatility in the market price of our common stock in particular. These market fluctuations can be unrelated to the operating performance of particular companies and the market prices for securities of technology companies have been especially volatile. Future sales of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. Additionally, future stock price volatility for our common stock could provoke the initiation of securities litigation, which may divert substantial management resources and have an adverse effect on our business, operating results and financial condition. Our existing insurance coverage may not sufficiently cover all costs and claims that could arise out of any such securities litigation. We anticipate that prices for our common stock could continue to be volatile.

OUR COMMON STOCK HAS TRADED BELOW ONE DOLLAR AND MAY BE SUBJECT TO DE-LISTING FROM THE NASDAQ NATIONAL MARKET WHEN THE DE-LISTING RULES ARE RE-INSTATED AFTER JANUARY 2, 2002.

     The Nasdaq has a $1.00 per share minimum bid requirement, pursuant to which our common stock could be de-listed from the Nasdaq National Market if it trades below $1.00 for thirty consecutive trading days and does not subsequently trade above $1.00 for 10 consecutive days. The Nasdaq issued a press release on September 27, 2001, stating that, in response to market conditions following the September 11, 2001 terrorist attacks, it was implementing an across-the-board moratorium, until January 2, 2002, on the minimum bid requirements for continued listing. The Nasdaq announced that it is considering whether to recommend further and more permanent actions relating to continued listing requirements. On December 12, 2001, the Nasdaq issued a press release stating that it would be reinstating the minimum bid requirements for continued listing effective January 2, 2002. There can be no assurance that our trading price will trade above the Nasdaq requirements for the necessary time periods mandated by the Nasdaq.

     If we are unable to meet the Nasdaq requirements to maintain listing on the Nasdaq National Market our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation

Bureau, Inc. Such alternatives are generally considered to be less efficient markets, and our stock price, as well as the liquidity of our common stock, may be adversely impacted as a result.

OUR ABILITY TO ACHIEVE OUR BUSINESS GOALS IS SUBSTANTIALLY DEPENDENT ON OUR ACCESS TO SUFFICIENT CAPITAL.

     If we do not have sufficient capital to fund our operations, we may be forced to discontinue product development, reduce our sales and marketing efforts and forego attractive business opportunities, and we may lose the ability to respond to competitive pressures. It is possible we may need to raise additional funds in the future, and this additional financing may not be available to us in favorable terms, if at all. We may also require additional capital to acquire or invest in complementary businesses or products or obtain the right to use complementary technologies. If we issue additional equity securities to raise funds, the ownership percentage of our existing stockholders would be reduced. New investors may demand rights, preferences or privileges senior to those of existing holders of our common stock. If we issue debt securities to raise funds, we may incur significant interest expense, which would harm our profitability. The issuance of debt securities may also require us to agree to various restrictions typical of debt securities, including limitations on further borrowing and our right to pay dividends.

TRW AND OUR OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR COMMON STOCK AND TOGETHER ARE ABLE TO CONTROL THE OUTCOME OF MATTERS REQUIRING STOCKHOLDER APPROVAL.

     As of December 3, 2001, directors and holders of five percent or more of our outstanding common stock beneficially owned approximately 46.6% of our common stock. Of this percentage, TRW alone beneficially owns approximately 39.0% of our common stock. As a result, our executive officers, directors and five percent stockholders as a group are able to effectively control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. TRW alone is able to significantly influence matters on which the stockholders vote. This concentration of ownership may also delay, deter or prevent a change in control and may make some transactions more difficult or impossible to complete without the support of these stockholders, even if the transaction is favorable to our stockholders. In addition, because of their ownership of our common stock, these stockholders are in a position to significantly affect our corporate actions in a manner that could conflict with the interests of our public stockholders.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND ARRANGEMENTS WITH EXECUTIVE OFFICERS CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL.

     We are subject to certain Delaware anti-takeover laws by virtue of our status as a Delaware corporation. These laws prevent us from engaging in a merger or sale of more than 10% of our assets with any stockholder, including all affiliates and associates of any stockholder, who owns 15% or more of our outstanding voting stock, for three years following the date that the stockholder acquired 15% or more of our voting stock unless the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock of the corporation, or the business combination is approved by our board of directors and authorized by 66-2/3% of our outstanding voting stock not owned by the interested stockholder. A corporation may opt out of the Delaware anti-takeover laws in its charter documents, however we have not chosen to do so. Additionally, our certificate of incorporation and bylaws include a number of provisions that may deter or impede hostile takeovers or changes of control of management, including a staggered board of directors, the elimination of the ability of our stockholders to act by written consent, discretionary authority given to our board of directors as to the issuance of preferred stock, and indemnification rights for our directors and executive officers. In addition, we have an Officer Retention Plan that provides for the acceleration of vesting of a percentage of the stock options granted to our officers under certain conditions. Under this plan, an unvested portion of each officer's stock options will become vested and, in addition, severance benefits will be paid to the officer, if we undergo a change in control transaction or the officer is terminated without cause. This plan may make us a less attractive acquisition target or may reduce the amount a potential acquiror may otherwise be willing to pay for our company.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholder.

                              SELLING STOCKHOLDER

     The Common Stock covered by this prospectus consists of shares issued in connection with the asset acquisition completed on April 24, 2001. In connection with the Asset Acquisition, we agreed to use our commercially reasonable efforts to keep the Registration Statement effective for 18 months from the date the Registration Statement is declared effective. Our registration of the shares of common stock does not necessarily mean that the selling stockholder will sell all or any of the shares.

     The following table sets forth certain information regarding the beneficial ownership of the common stock, as of December 3, 2001, by the selling stockholder.

     The information provided in the table below with respect to the selling stockholder has been obtained from the selling stockholder. The selling stockholder does not have nor has had, within the past three years, any position, office or other material relationship with us. Because the selling stockholder may sell all or some portion of the shares of common stock beneficially owned by it, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholder after this offering. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling stockholder provided the information regarding the shares of common stock beneficially owned by it, all or a portion of the shares of common stock beneficially owned by it in transactions exempt from the registration requirements of the Securities Act of 1933.

     Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934. The selling stockholder possesses sole voting and investment power with respect to its shares. The percentage in the table below is based on 35,620,821 shares outstanding on December 3, 2001, adjusted as required by rules promulgated by the SEC.

                                          SHARES BENEFICIALLY OWNED                                SHARES BENEFICIALLY OWNED
                                               BEFORE OFFERING                                         AFTER OFFERING (3)
                                         ----------------------------    -----------------------  ----------------------------
                                                                         Number of Shares Being
Selling Stockholder                        Number (1)        Percent            Offered (2)          Number           Percent
-------------------                      -------------      ---------    ------------------------  ---------------------------
M/A Com Tech, Inc                           916,423            2.8%              916,423                0                  *

---------------------

*    Less than one percent (1%)

     (1) The shares of common stock beneficially owned before the offering equals the sum of (a) any shares beneficially owned unrelated to the common stock issued on April 24, 2001 and (b) the shares of common stock beneficially owned by the selling stockholder issued on April 24, 2001.

     (2) Represents the maximum number of shares of our common stock that the selling stockholder may offer pursuant to this registration statement.

     (3)  Assumes the sale of all shares offered hereby.

                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold from time to time by the selling stockholder in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholder" includes donees, pledgees, transferees and other successors in interest selling shares received from the selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon Endwave Corporation being notified by the selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholder may offer its shares of common stock in one or more of the following transactions:

     o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

     o    in ordinary brokerage transactions;

     o for settlement of short sales, or through long sales or transactions involving cross or black trades;

     o    in the over-the-counter market;

     o    in private transactions;

     o    through options;

     o    by pledge to secure debts and other obligations; or

     o a combination of any of the above transactions or by any other legally available means.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholder. Alternatively, the selling stockholder may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholder and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     The selling stockholder has advised us that it has not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with any underwriters or broker-dealers for the sale of shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

     In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholder. The selling stockholder may also sell shares short and redeliver the shares to close out these short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or financial institution of the shares, which the broker-dealer or financial institution may resell or otherwise transfer under this prospectus. The selling stockholder may also loan or pledge the shares to a broker-dealer or other financial institution and the broker-dealer or financial institution may sell the shares so loaned or, upon a default, the broker-dealer may sell the pledged shares under this prospectus.

     In the event of a "distribution" of shares by a selling stockholder, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     Endwave and the selling stockholder have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholder may not sell all of the shares it holds. The selling stockholder may transfer, devise or gift such shares by other means not described in this prospectus.

     To comply with the securities laws of certain jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, the selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     All expenses of this registration, estimated at approximately [$15,000], will be paid by us. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws.

                       WHERE YOU CAN GET MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o    Annual Report on Form 10-K for the year ended December 31, 2000;

     o    Current Report on Form 8-K filed May 8, 2001;

     o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or phone number:

                               Endwave Corporation
                               990 Almanor Avenue
                               Sunnyvale, CA 94085
                                 (408) 522-3100

     This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                  LEGAL MATTERS

     For the purpose of this offering, Cooley Godward LLP, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in the prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================


We have not authorized any dealer,
sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement.
You must not rely on any unauthorized
information. This prospectus is not an
offer of these securities in any state
where an offer is not permitted. The
information in this prospectus is current as of ________, 200_. You should not assume that this prospectus is accurate as of any other date.

                                                      916,423 SHARES

                                                       COMMON STOCK

                                                        PROSPECTUS

                                                   ENDWAVE CORPORATION

                                                     ________, 200__


TABLE OF CONTENTS                    PAGE

Prospectus Summary ..................   2
Risk Factors ........................   3
Use of Proceeds .....................  16
Selling Stockholder .................  16
Plan of Distribution ................  17
Where You Can Get More Information ..  18
Legal Matters .......................  19
Experts .............................  19


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, all of which will be paid by the registrant, in connection with the distribution of the common stock being registered. All amounts are estimated, except the SEC Registration Fee:

           SEC Registration Fee ..................................      $235
           Accounting Fees .......................................   $10,000
           Nasdaq Listing Fee ....................................    $9,000
           Legal Fees and Expenses ...............................   $24,000
           Miscellaneous .........................................    $2,000
                                                                     -------
           Total .................................................   $45,235
                                                                     =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Delaware corporate law authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

     As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

     o For any breach of the director's duty of loyalty to us or our stockholders;

     o For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     o Under Section 174 of the Delaware law regarding unlawful payments of dividends and unlawful stock repurchases or redemptions; or

     o For any transaction from which the director derived an improper personal benefit.

     Our certificate of incorporation and/or our bylaws provide that:

     o We are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, so long as such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Endwave, and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful;

     o We are permitted to indemnify our other employees to the extent that we indemnify our officers and directors, unless otherwise required by law, our certificate of incorporation, our bylaws or agreements;

     o We are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to certain very limited exceptions; and

     o    The rights conferred in our bylaws are not exclusive.

     The Registrant has entered into agreements with its directors and officers that give our directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and our bylaws and provide additional procedural protections. We also maintain directors and officers liability insurance. At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number  Description Of Document

       2.1 Asset Purchase Agreement by and among M/A-Com Tech, Inc., Tyco Electronics Logistics AG, and Endwave Corporation, dated as of April 24, 2001.*

       4.1 Registration Rights Agreement by and between Endwave Corporation and M/A-Com Tech, Inc., dated as of April 24, 2001.*

       5.1      Opinion of Cooley Godward LLP.

      23.1      Consent of Ernst & Young LLP, Independent Auditors.

      23.2      Consent of Cooley Godward LLP (reference is made to Exhibit
                5.1).

      24.1      Power of Attorney. Reference is made to the signature page.

       * Previously filed as an Exhibit to the Company's current Report on Form 8-K filed on May 8, 2001.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Forms S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 21st day of December, 2001.

                       ENDWAVE CORPORATION

                       By: /s/ EDWARD A. KEIBLE, JR.
                           --------------------------------
                       Edward A. Keible, Jr.
                       Chief Executive Officer, President

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Edward A. Keible, Jr. and Julianne Biagini or either of them, each with the power of substitution, his or her attorney-in-fact, to sign any amendments to this Registration Statement (including post-effective amendments), with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME                               TITLE                            DATE

/s/ EDWARD A. KEIBLE, JR.          Chief Executive Officer,         December 21, 2001
--------------------------         President and Director
Edward A. Keible, Jr.

/s/ JULIANNE M. BIAGINI            Chief Financial Officer and      December 21, 2001
--------------------------         Vice President, Finance and
Julianne M. Biagini                Administration

/s/ RANDOLPH BLOTKY                Director                         December 21, 2001
--------------------------
Randolph Blotky

                                   Director
--------------------------
Esfandiar Lohrasbpour

/s/ ROBERT D. PAVEY                Director                         December 21, 2001
--------------------------
Robert D. Pavey

                                   Director
--------------------------
Carol Herod Sharer

/s/ EDWARD C.V. WINN               Director                         December 21, 2001
--------------------------
Edward C.V. Winn

                                  EXHIBIT INDEX


Exhibit Number  Description Of Document

       2.1 Asset Purchase Agreement by and among M/A-Com Tech, Inc., Tyco Electronics Logistics AG, and Endwave Corporation, dated as of April 24, 2001.*

       4.1 Registration Rights Agreement by and between Endwave Corporation and M/A-Com Tech, Inc., dated as of April 24, 2001.*

       5.1      Opinion of Cooley Godward LLP.

      23.1      Consent of Ernst & Young LLP, Independent Auditors.

      23.2      Consent of Cooley Godward LLP (reference is made to Exhibit
                5.1).

      24.1      Power of Attorney. Reference is made to the signature page.

       * Previously filed as an Exhibit to the Company's current Report on Form 8-K filed on May 8, 2001.